PROSPECTUS                                                    Filed pursuant to
                                                              Rule 424(b)(3)
                                                              File No. 333-67443


                        UNITED STATES FILTER CORPORATION
                                  COMMON STOCK


                                10,019,045 SHARES




            We may use this Prospectus to issue or reserve shares of our Common Stock from time to time in connection with the acquisition of various businesses. You should read this Prospectus for more information.

            Any shares issued or reserved for issuance under this Prospectus will be listed on the New York Stock Exchange. We trade under the symbol "USF."

            AN INVESTMENT IN THESE SHARES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" AT PAGE 5.



            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is November 20, 1998.

                        UNITED STATES FILTER CORPORATION
                                  COMMON STOCK

                                   PROSPECTUS

                                10,019,045 SHARES








================================================================================

                                TABLE OF CONTENTS

About This Prospectus......................................................... 2
Where You Can Find More Information........................................... 2
The Company................................................................... 4
Risk Factors.................................................................. 5
Reselling Shares..............................................................13
Description of Capital Stock..................................................14
First Call Consensus Earnings Estimates.......................................18
Validity of Common Stock......................................................19
Experts.......................................................................19

================================================================================

ABOUT THIS PROSPECTUS

      Under this Prospectus, we may offer and issue up to 10,019,045 shares of our Common Stock in connection with the acquisition of various businesses. We may issue the shares in mergers or consolidations or in exchange for shares of capital stock, partnership interests or other tangible or intangible assets representing a direct or indirect interest in other companies or enterprises, or for debt obligations of the acquired businesses. If we issue warrants, options, convertible debt obligations, equity securities, contingent rights or other similar instruments in connection with acquisitions, we may reserve shares for issuance to cover the offering, issuance and sale upon exercise or conversion of such rights.

      When we issue shares under this Prospectus, we may promise the recipient that the amount the recipient receives from a later sale of such shares will not be lower than the valuation (or a specific amount related to such valuation) we used at the time we originally issued the shares. This guaranty will be limited in duration and may require us to make up any shortfall (including any shortfall attributable to brokers' commissions and selling expenses) in cash or by issuing additional shares under this Prospectus.

      For each acquisition, we expect to negotiate the terms with the owners or controlling persons of the businesses we plan to acquire. We will value the shares issued or reserved in each acquisition based on or related to market prices for our Common Stock on the New York Stock Exchange (NYSE). Such valuation may occur at the time we agree to the terms of an acquisition, the time of delivery of our shares, during periods ending at or about such times based on average market prices, or otherwise.

      We will not pay underwriting discounts or commissions, although we may pay brokers' or finders' fees with respect to specific acquisitions - in some cases, we may issue shares under this Prospectus in full or partial payment of such fees. Any person who receives such fees may be deemed to be an underwriter within the meaning of the U.S. Securities Act of 1933, as amended (the Securities Act).

      With our consent, persons who have received or will receive shares under this Prospectus in connection with acquisitions (Selling Stockholders), may use this Prospectus to sell such shares at a later date.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission (SEC). Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

      For this offering, we have filed registration statements on Form S-4 with the SEC (the Registration Statements) under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statements, certain portions of which the SEC permits us to omit. If you would like to review those portions, including exhibits, please visit the SEC's web site or call the SEC at the number mentioned above.

      If we make statements in this Prospectus that refer to the contents of any omitted documents, such statements may be incomplete. In those cases, we refer you to the omitted document for a more complete description. Such reference modifies any statements made in this prospectus.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information.

      We incorporate by reference the documents and reports listed below and any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended. Future filings include filings made after the date of this Prospectus and prior to the termination of this Offering. Documents incorporated by reference include the following:

o    Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

o Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998;

o Quarterly Report on Form 10-Q/A dated November 9, 1998 (amending the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998);

o    Current Reports on Form 8-K dated:

          December 9, 1997;
          January 16, 1998;
          May 12, 1998;
          May 19, 1998;
          June 15, 1998;
          August 14, 1998;
          November 9, 1998; and
          November 10, 1998;

o    Current Reports on Form 8-K/A dated:

          February 6, 1998 and March 4, 1998 (amending the Current Report on Form 8-K dated December 9, 1997);

          February  6,  1998,  March 4,  1998,  May 12,  1998  and May 14,  1998
          (amending the Current Report on Form 8-K dated January 16, 1998);

          May 14, 1998  (amending  the Current  Report on Form 8-K dated May 12,
          1998);

          August 17, 1998 (amending the Current Report on Form 8-K dated August 14, 1998); and

          September 18, 1998 (amending the Current Report on Form 8-K dated June 15, 1998);

o    Definitive Proxy Statement on Schedule 14A dated July 7, 1998; and

o The description of the Common Stock contained in our Registration Statement on Form 8-A, as amended.

     You may request a free copy of these filings, other than exhibits (unless such exhibits are specifically incorporated by reference into such filings) by writing or telephoning us at the following address:

                                 General Counsel
                        United States Filter Corporation
                               40-004 Cook Street
                          Palm Desert, California 92211
                                 (760) 340-0098

     You should rely on the information contained in this Prospectus or that we have incorporated by reference. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state or country where the offer is not permitted.

     This Prospectus is not an offer to sell and it is not soliciting an offer to buy any securities other than those offered in this document; however, this Prospectus is not an offer to sell and it is not soliciting an offer to buy any securities offered in this document in any circumstances in which such offer or solicitation is unlawful.

     You should not assume that the information in this Prospectus or any supplement to this Prospectus is accurate as of any date other than the date on the front of those documents.

THE COMPANY

     We are a leading global provider of industrial, municipal, commercial and consumer water and wastewater treatment systems, products and services, with an installed base of systems that we believe is one of the largest worldwide. We offer a single-source solution to our customers through what we believe is the industry's broadest range of cost-effective systems, products, services and proven technologies. In addition, we market a broad line of waterworks distribution products and services.

     We have one of the industry's largest networks of sales and service and distribution facilities through approximately 1,500 locations, including over 600 franchised dealerships, and approximately 850 Company-owned or leased facilities, including manufacturing plants. We capitalize on our large installed base, extensive distribution network and manufacturing capabilities to provide customers with ongoing local service and maintenance.

     We are a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. In addition, we are actively involved in the development of privatization initiatives for municipal water treatment facilities throughout the world and, specifically, in the Unites States, Mexico and Canada. We also own a significant amount of property with appurtenant water rights in the Western and Southwestern United States, substantially all of which are leased to agricultural tenants.

     Our principal executive offices are located at 40-004 Cook Street, Palm Desert, California 92211 and the telephone number there is (760) 340-0098.

RISK FACTORS

     Before you invest in our Common Stock, you should consider risks associated with the investment. We describe some of the principal risks in this section.

     This Prospectus contains information about us, some of which is incorporated by reference to other documents. Our information includes
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical information or statements about our current condition. You can identify some forward-looking statements by the use of terms such as "believes," "contemplates," "expects," "may," "will," "could," "should," "would," "anticipates", "intends" or "continues."

     We may not achieve the results indicated by the forward-looking statements. The risk factors in this section are some of the factors that could cause our actual results to differ materially from those contained in any forward-looking statement.

     EARNINGS VARIATION DUE TO BUSINESS CYCLES AND SEASONAL FACTORS

     Our operating results can experience quarterly or annual variations due to business cycles, seasonality and other factors. The market price for our Common Stock may decrease if our operating results do not meet the expectations of stock market analysts.

     About 45% of our sales are of capital equipment. Sales of capital equipment are affected by general fluctuations in the business cycles in the United States and worldwide, instability of economic conditions (such as the current conditions in the Asia Pacific region and Latin America) and interest rates, as well as other factors.

     In addition, operating results of some of our business segments are significantly influenced, along with other factors such as interest rates, by particular business cycles and seasonality, including:

                                  BUSINESS CYCLES
                                   AND SEASONS
    SEGMENT                      AFFECTING RESULTS
    -------                      -----------------

Waterworks                 o  Real estate development
Distribution               o  Housing starts
                           o  Winter months in temperate regions
                           o  Industrial capital spending

Consumer and               o  Consumer spending
Commercial                 o  Housing starts

Industrial Products        o  Microelectronics
and Services               o  Pharmaceutical
                           o  Biotechnology
                           o  Municipal spending

      PROFIT UNCERTAINTY IN FIXED-PRICE CONTRACTS

      Contracts with fixed prices make up a significant portion of our revenues. If our original cost estimates are incorrect, there are delays in scheduled deliveries or we otherwise do not progress under a fixed-price contract as we expected, the profits under that contract could decrease, or we could lose money on that contract. When our estimates of cost change for fixed-price contracts, we record adjustments in our financial statements, and any future downward adjustments could be material.

      COMPETITION

      We compete against many companies in fragmented, competitive markets and we have fewer resources than some of those companies. Our businesses compete within and outside the United States principally on the basis of the following factors:

     BUSINESS           FACTORS
     --------           -------

Water and           o  Product quality and specifications
Wastewater          o  Technology
Treatment           o  Reliability
                    o  Price (can predominate among competitors
                       in the wastewater treatment business
                       that have sufficient technical qualifications, particularly in the municipal contract bid process)
                    o  Customized design and technical
                       qualifications
                    o  Reputation
                    o  Prompt local service

Filtration          o  Price
and Separation      o  Technical expertise
                    o  Product quality
                    o  Responsiveness to customer needs
                       o  Service
                       o  Technical support

Industrial          o  Quality
Products and        o  Service
Services            o  Price

Waterworks          o  Prompt local service capability
Distribution        o  Product knowledge by sales force and
                       service branch management
                    o  Price

Consumer and        o  Price
Commercial          o  Product quality
Products            o  "Taste"
                    o  Service
                    o  Distribution capabilities
                    o  Geographic presence
                    o  Reputation

      The waterworks distribution business competes against independent wholesalers, distribution chains similar to ours and manufacturers who sell directly to customers. The consumer products business competes with thousands of companies, including those with national, regional or local distribution networks, as well as retail outlets.

      Competitive pressures, including those described above, and other factors could cause us to lose market share or could result in decreases in prices, either of which could have a material adverse effect on our financial position and results of operations.

      RISKS RELATED TO ACQUISITIONS

      We have made a large number of acquisitions since 1991 and we plan to continue to pursue acquisitions. Candidates for acquisition include businesses that allow us to:

o expand the segments of the water and wastewater treatment and water-related industries in which we participate;

o    complement our technologies, products or services;

o    broaden our customer base and geographic areas served;

o    expand our global distribution network; or

o use our "one-stop-shop" approach in terms of technology, distribution or service.

      If we are not correct when we assess the value, strengths, weaknesses, liabilities and potential profitability of acquisition candidates or we are not successful in integrating the operations of acquired companies, our results of operation or financial position could be adversely affected and we could lose money. In addition, if we acquire other businesses by making so-called "hostile" tender offers, as we did with Memtec Limited, we may encounter added risks. When we negotiate to acquire a company, that company generally makes legally binding statements (known as "representations") to us and provides us with access to internal documents and other data that we rely upon in deciding whether to acquire the company and, if we decide to acquire the company, on what terms. We would not get such representations or internal information in a "hostile" tender offer. We will continue to look for acquisition opportunities, although we may not continue to easily find desirable acquisition candidates or complete acquisitions.

      RISKS OF DOING BUSINESS IN OTHER COUNTRIES

      We have acquired businesses and we conduct business in markets outside the United States and we expect to continue to do so. The risks associated with conducting business outside the United States can include:

o    currency fluctuations;

o    slower payment of invoices;

o    underdeveloped legal systems;

o    nationalization; and

o    social, political and economic instability.

      Current economic conditions in the Asia Pacific region and Latin America have adversely affected our operations and sales there. We cannot predict the full impact of this economic instability, but it could have a material adverse effect on our revenues and profits.

      IMPORTANCE OF SENIOR OFFICERS

      Our senior officers, particularly Richard J. Heckmann, who is our Chief Executive Officer, are very important to the success of our operations. We have various compensation and benefit arrangements with our senior officers, including Mr. Heckmann, that are designed to encourage them to continue their employment with us. However, if any of our senior officers do not continue in their present roles, our prospects may be adversely affected.

      YEAR 2000 RISKS

      The Year 2000 issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using six digits (for example, 12/31/99), rather than eight (for example, 12/31/1999), to define the applicable date of business transactions. Many products and systems could experience malfunctions when attempting to process certain dates, such as January 1, 2000 or September 9, 1999 (a date programmers sometimes used as a default date). We are currently identifying which of our information technology ("IT") and non-IT systems will be affected by Year 2000 issues.

      Our Year 2000 compliance program consists of three phases: identification and assessment; remediation; and testing. For any given system, the phases occur in sequential order, from identification and assessment of Year 2000 problems, to remediation, and, finally, to testing our solutions.

      Most of our IT systems with Year 2000 issues have been modified to address those issues. We have also commenced identification and assessment of our non-IT systems, which include, among other things, components found in water and wastewater treatment plants and process water treatment systems operated under contract and/or owned by us and in our hazardous waste treatment facilities, as well as components of equipment in our manufacturing facilities. The identification and assessment phase for all non-IT systems is projected to continue until September 1999 for currently-owned businesses.

      With the possible exception of the remediation and testing phases for certain of our non-IT systems, all phases of our Year 2000 compliance program are expected to be completed by September 1999, although we cannot assure you that all phases for all businesses will be completed by that date.

      As we acquire additional businesses, each IT and non-IT system of the acquired business must be independently identified and assessed. As a result, all three phases of our Year 2000 compliance program may be occurring simultaneously insofar as they relate to systems acquired at different times. Each phase may have a varying timetable to completion, depending upon the system and the date when a particular business was acquired by us.

      We cannot assure you that acquired businesses will be Year 2000 compliant, although we currently have a policy that requires an acquisition candidate to represent that such business is Year 2000 compliant. To the extent feasible, we also review the Year 2000 status of acquisition candidates before we complete an acquisition.

      In addition to our internal systems, we have begun to assess the level of Year 2000 problems associated with our various suppliers, customers and creditors. To test the Year 2000 compliance status of our suppliers, we plan to submit hypothetical orders to our suppliers dated after December 31, 1999 requesting confirmation that the orders have been correctly processed.

      Our costs to date for our Year 2000 compliance program, excluding employee salaries, have not been material. Although we have not completed our assessment, we do not currently believe that the future costs associated with our Year 2000 compliance program will be material.

      We are currently unable to determine our most reasonably likely worst case Year 2000 scenario, as we have not identified and assessed all our systems, particularly our non-IT systems. As we complete our identification and assessment of internal and third-party systems, we expect to develop contingency plans for various worst case scenarios. We expect to have such contingency plans in place by September 1999. A failure to address Year 2000 issues successfully could have a material adverse effect on our business, financial condition or results of operations.

      POTENTIAL ENVIRONMENTAL RISKS

      Environmental laws and regulations require us to meet certain standards and impose liability if we do not meet them. Environmental laws and regulations and their interpretations change. We must comply with any new standards and requirements, even when they require us to clean up environmental conditions that were not illegal when the conditions were created. We can be held responsible for failures to meet environmental standards by businesses we have acquired that happened before we acquired them. All of these requirements can cost us money.

      Environmental costs can result from cleanup obligations, civil or criminal enforcement actions or private actions. Costs of environmental compliance and fines or penalties for environmental violations could have a material adverse effect on us in the future. Environmental risks that we have in our businesses and some of the specific environmental liabilities that we know about and that could result in significant future costs to us are discussed below.

      Cleanup Liabilities. The United States Environmental Protection Agency has notified us that we are a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) at certain sites to which we (or companies we have acquired) have allegedly sent waste in the past. We may receive additional notices under CERCLA or state law.

      You should be aware that in 1995, Culligan Water Technologies, Inc. (Culligan), one of our subsidiaries, bought part of Anvil Holdings, Inc. and assumed certain environmental liabilities associated with soil and groundwater contamination at Anvil Knitwear's Asheville Dyeing and Finishing Plant in Swannanoa, North Carolina. Since 1990, Culligan and Anvil have monitored the contamination pursuant to an Administrative Consent Order entered into with the North Carolina Department of Environment, Health and Natural Resources related to the closure of an underground storage tank at the site. Groundwater testing at this plant and at two adjoining properties showed levels of a cleaning solvent that Culligan believed to be from the plant that exceed applicable state standards.

      We have begun cleanup of the contamination and estimate that the costs of future site cleanup will range from $1.0 million to $1.8 million. We have sufficient financial reserves for site cleanup. We anticipate that the potential costs of further monitoring and corrective measures to address the groundwater problem will not have a material adverse effect on our financial position or results of operations. However, because the full extent of the required cleanup has not been determined, we cannot assure you of this result.

      Also, based on all of the sites we know to require cleanup, including the Anvil site, we do not believe that our liability relating to such sites will be material to us. However, we cannot assure you that such sites will not have a material adverse effect on our financial position or results of operations.

      Hazardous Waste Treatment and Recovery Facilities. We own and operate several hazardous waste treatment and recovery facilities, which are subject to very strict environmental laws and regulations and compliance reviews. If we do not comply with these regulations, we could be fined significant amounts of money or the facilities' hazardous waste permits could be suspended or revoked.

      Liability for Wastewater Treatment Facilities and Wastewater Discharges. By contract, we operate various wastewater collection and treatment facilities that were developed and are owned by governmental or industrial entities. Under certain service contracts and applicable environmental laws we may be held responsible as an operator of such facilities. We also operate facilities owned by us, including service deionization centers and manufacturing facilities, that discharge wastewater in connection with routine operations. Potential responsibilities include paying the fines or penalties if these facilities malfunction or discharge wastewater that falls below certain regulatory thresholds. In some cases, such possible malfunctions or discharges depend upon design or operational conditions over which we have limited, if any, control.

      Underground Storage Tanks and Potential for Soil and Groundwater Contamination. Some of our facilities contain (or in the past contained) underground storage tanks which may have caused soil or groundwater contamination. At one site formerly owned by Culligan, we are investigating, and have taken certain actions to correct, contamination that may have resulted from a former underground storage tank. Based on the amount of contamination believed to have been present when the tank was removed, and the probability that some of the contamination may have originated from nearby properties, we believe, although there can be no assurance, that this matter will not have a material adverse effect on our financial position or results of operations.

      Impact of Environmental Laws on Our Product Sales. The liabilities and risks imposed on our customers by environmental laws may adversely impact demand for some of our products or services or impose greater liabilities and risks on us, which could also have an adverse effect on our competitive and financial position.

      RISKS RELATED TO MUNICIPAL WATER AND WASTEWATER BUSINESS

      Sales to municipal customers make up a significant percentage of our revenues. We encounter some different risks with municipalities than we do with industrial customers. Competition for selection of a municipal contractor usually requires a formal bidding process. By requiring formal bids, municipal projects entail longer lead times than industrial projects and force us to commit more resources. In addition, the municipal business depends upon the availability of funding at the local level, which may be subject to increasing pressure as local governments are expected to bear a greater share of the cost of public services.

      TECHNOLOGICAL AND REGULATORY RISKS

      Changes in technology, competitively imposed process standards and regulatory requirements influence the demand for many of our products and services. To grow and remain competitive, we need to anticipate changes in technological and regulatory standards. We need to introduce new and enhanced products on a timely basis. We may not achieve these goals and some of our products may become obsolete.

      New products often face lack of market acceptance, development delays or operational failure. Stricter governmental regulations also may affect acceptance of new products. The market growth potential of acquired in-process research and development is subject to significant risks, including high development, production and sales costs, introduction of competing technologies and the possible lack of market acceptance of the developed products and technologies.

      Our trademarks or patents may not provide substantial protection from competition or be of commercial benefit to us. We may not be able to enforce our rights under trademarks or patents against third parties. Some international jurisdictions may not protect these kinds of rights to the same extent that they are protected under U.S. law. If a third party successfully challenges our trademarks or patents, it could adversely affect our competitive and financial position.

      RISKS RELATED TO WATER RIGHTS AND TRANSFERS OF WATER

      We own more than 47,000 acres of agricultural land in the southwestern United States, most of which are located within the Imperial Irrigation District
(IID) in Imperial County, California. We lease substantially all of the 47,000 acres to agricultural tenants.

      We acquired the land with water rights, and we are seeking to acquire additional properties with water rights, primarily in the southwestern and western United States. In the future, we may transfer water attributable to such water rights, particularly from the land located in the IID.

      Our ability to transfer water and the profitability of any such transfers are subject to various uncertainties, including:

o     Hydrologic risks of variable water supplies;

o     Conveyance risks from unavailable or inadequate transportation facilities;

o Risks presented by allocations of water under existing and possible future priorities; and

o Risks of adverse changes to or interpretations of U.S. federal, state and local laws, regulations and policies.

     The IID holds title to all of the water rights within the IID in trust for the landowners and would control the amounts and terms of any transfers by us of IID water. Transfers of IID water are subject to additional uncertainties, including:

o Limitations of Colorado River water allocations (the source of all water deliveries to IID properties) under

     o  international treaties;
     o  interstate compacts;
     o  U.S. federal and state laws and regulations; and
     o  contractual arrangements;

o    Curtailment of water deliveries by the U.S. government in times of drought;

o    The approval of the U.S. Secretary of the Interior;

o Limitations on the use of the Colorado River Aqueduct owned by the Metropolitan Water District of southern California, a quasi-governmental agency; and

o    Compliance   with   all  U.S. federal  and  state  environmental  laws  and
     regulations.

     Even if a transfer of IID water were approved, other California water districts and users could assert claims adverse to the IID water rights, including but not limited to claims that the IID has failed to satisfy U.S. federal law and California constitutional requirements that IID water must be put to reasonable and beneficial use. A finding that the IID's water use is unreasonable or nonbeneficial could adversely impact title to the IID water rights and the ability to transfer IID water.

     The uncertainties associated with water rights could have a material adverse effect on our future profitability.

     SHARES ELIGIBLE FOR FUTURE SALE

     The market price of our Common Stock could be adversely affected by the availability for public sale of up to 42,538,512 shares held or issuable on November 2, 1998, including:

     NUMBER OF
     SHARES OF                      HOLDER AND/OR
   COMMON STOCK                  MANNER OF HOLDING
   ------------                  -----------------

o   Up to 2,806,263       Shares may be:

                          o   delivered in lieu of cash by
                              Laidlaw Inc. or its affiliates
                              following the maturity of
                              Laidlaw's 5 3/4% Exchangeable
                              Notes due 2000; or

                          o   sold in accordance with
                              Rule 144(k) under the
                              Securities Act.

o   10,481,013            Shares issuable upon
                          conversion of our 4 1/2%
                          Convertible Subordinated
                          Notes due 2001 at a conversion
                          price of $39.50 per share of
                          Common Stock.

     NUMBER OF
     SHARES OF                      HOLDER AND/OR
   COMMON STOCK                  MANNER OF HOLDING
   ------------                  -----------------

o   1,200,000             Shares issuable upon exercise of
                          two sets of warrants,  in each
                          case  expiring on  September  17,
                          2007 and exercisable  at any time
                          after the first  sale of water
                          rights from certain of our properties:

                          o  600,000 at an exercise price
                             of $50.00 per share; and

                          o  600,000 at an exercise price
                             of $60.00 per share.

o   22,235,786            Outstanding shares subject to
                          agreements pursuant to which
                          the holders have rights to request
                          us to register the sale of their
                          Common Stock under the Securities Act
                          and/or to include certain percentages
                          of such shares in other registration
                          statements filed by us.

                          Such rights as to 8,000,000
                          shares are not exercisable until
                          February 17, 2000.

o   5,815,450             Currently registered for sale under the
                          Securities Act pursuant to a shelf
                          registration statement.


RESELLING SHARES

      With our consent, this Prospectus may be used by Selling Stockholders who may wish to sell shares. We may consent to the use of this Prospectus by Selling Stockholders for a limited period of time and subject to limitations and conditions which may be varied by agreement between us and one or more Selling Stockholders.

      Selling Stockholders may agree that:

o an offering of shares under this Prospectus be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by us;

o they will enter into custody agreements with one or more banks with respect to such shares; or

o that they make sales only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required.

      Other than in circumstances where we may receive certain benefits in connection with price guaranty arrangements, we will not receive any of the proceeds from any sale of shares offered by a Selling Stockholder.

      Selling Stockholders may sell shares:

o     on one or more exchanges or otherwise;

o     directly to purchasers in negotiated transactions;

o by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchasers;

o in block trades in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal;

o in transactions in which a broker or dealer purchases as principal for resale for its own account;

o     through underwriters or agents; or

o     in any combination of these methods.

      Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such
prevailing  market  price  or  at  negotiated  prices.  Any  brokers,   dealers,
underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from Selling Stockholders and/or the purchasers of shares. The proceeds to a Selling Stockholder from any sale of shares will be reduced by any such compensation and any expenses to be borne by the Selling Stockholder.

      If required at the time that a particular offer of shares is made, a supplement to this Prospectus will be delivered that describes any material arrangements for the distribution of shares and the terms of the offering, including the names of any underwriters, brokers, dealers or agents and any discounts, commissions or concessions and other items constituting compensation from the Selling Stockholder.

      Selling Stockholders and any brokers, dealers, underwriters or agents that participate with a Selling Stockholder in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by any such brokers, dealers, underwriters or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We may agree to indemnify Selling Stockholders and/or any such brokers, dealers, underwriters or agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses in connection with the offering and sale of shares.

      Selling Stockholders may also offer and sell shares of Common Stock covered by this Prospectus under exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 145(d) under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

      GENERAL

      As of November 2, 1998, we were authorized to issue 300,000,000 shares of Common Stock, of which 172,438,124 shares were issued and outstanding, and 3,000,000 shares of preferred stock, of which none were issued and outstanding. Of the unissued shares of Common Stock:

o 10,481,013 shares were reserved for issuance upon conversion of our 4-1/2% Convertible Subordinated Notes due 2001;

o 1,200,000 shares were reserved for issuance upon exercise of warrants expiring September 17, 2007; and

o an aggregate of 15,950,210 shares were reserved for issuance upon exercise of options either outstanding or available for grant to employees or non-employee directors.

      COMMON STOCK

      The holders of our Common Stock have one vote for each share held of record by them on all voting matters. Directors are not elected by cumulative voting - as a result, the holders of shares having more than 50% of our voting power (including both common and voting preferred shares, if any) voting for the election of directors can elect all of the directors.

      The holders of our Common Stock may receive dividends if declared by the Board of Directors out of legally available funds, subject to the prior rights of preferred stockholders. If we liquidate, dissolve or wind up our affairs, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, including any preferred stock, that has preference over our Common Stock. Except as described below under "Stock Purchase Rights," holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock.

      We currently intend to retain earnings to provide funds for the operation and expansion of our business. Accordingly, we do not anticipate paying cash dividends on the Common Stock. Any payment of cash dividends on the Common Stock in the future will depend upon our financial condition, earnings, capital requirements and such other factors as the Board of Directors deems relevant. Our Amended and Restated Multicurrency Credit Agreement, dated as of October 20, 1997, imposes, and any future debt or equity instruments or securities may impose, restrictions on our ability to pay dividends.

      PREFERRED STOCK

      Shares of preferred stock may be issued without stockholder approval. Our Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the stockholders. We have no current plans for the issuance of any shares of preferred stock. Any preferred stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights of liquidation. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock or create impediments to persons seeking to gain control of us.

      STOCK PURCHASE RIGHTS

      Laidlaw, which, as of November 2, 1998, held 2,806,263 shares of Common Stock, or 1.6% of the outstanding Common Stock, has certain rights to purchase our voting securities in order to maintain its percentage voting interest. If we sell or issue shares of voting securities, Laidlaw has the right to purchase, on the same terms as the sale or issuance, that number of shares or rights as will maintain its percentage interest in our voting securities, assuming the conversion of all convertible securities and the exercise of all options and warrants then outstanding. Laidlaw's right does not apply in the case of mergers, acquisitions or employee stock option or stock bonus plans.

      Laidlaw has additional purchase rights if we sell or issue securities at prices below 85% of the current market price at the time of sale or issuance or the prevailing customary price for such securities or their equivalent.

      CERTAIN VOTING ARRANGEMENTS

      As part of our acquisition of Smogless S.p.A. in September 1994, Laidlaw agreed to vote its shares for our Board's nominees for election. On all other matters, Laidlaw agreed to vote in the same proportion as the votes cast by other holders of voting securities, other than those that relate to any business combination or similar transaction involving us or any amendment to our Certificate of Incorporation (Charter) or By-laws.

      In September 1997, we acquired 47,000 acres of agricultural land in the southwestern United States for 8,000,000 shares of Common Stock and 1,200,000 warrants. In connection with that acquisition, we agreed, so long as the parties from whom we acquired the land own at least 5% of our outstanding Common Stock, to nominate a person designated by the parties for election to our Board.

      The parties designated Ardon E. Moore and our Board appointed him to serve as a Class I director until our Annual Meeting in 2000. If the parties own at least 7 1/2% of our outstanding Common Stock and a vacancy occurs due to the termination of service of one of our non-employee directors, the parties must also approve the person filling such vacancy. If the non-employee director creating the vacancy is the existing designee of the parties, the vacancy shall be filled with a successor designee.

      In addition, the parties agreed to vote all of their shares as recommended by a majority of the members of our Board, except with respect to transactions involving the sale of all or most of our assets, merger or acquisition transactions in which we are not the survivor or the parent of the survivor (unless the holders of our stock prior to such a transaction continue to own 80% or more of the outstanding voting stock of the survivor), transactions involving the issuance by us of Common Stock representing 20% or more of the outstanding Common Stock (or equivalents), or amendment of our Charter or By-laws.

      CERTAIN CHARTER AND BY-LAW PROVISIONS

      Our  Charter  places  certain  restrictions  on  the  voting  rights  of a

"Related Person," defined as any person who directly or indirectly owns 5% or more of our outstanding voting stock. Our founders and original directors are excluded from the definition of "Related Persons," as are seven named individuals including Richard J. Heckmann, our Chairman of the Board, President and Chief Executive Officer.

      These voting restrictions apply in two situations. First, if the Board votes to call a meeting of stockholders to consider a proposal by a director who is also a Related Person, the vote of a director who is also a Related Person will not count. Second, any changes to our Charter that relate to specified Articles therein (those dealing with corporate governance, limitation of director liability or amendments to the Charter), must be approved by a majority of our Board then in office, a majority of our outstanding voting stock and either:

o a majority of the authorized number of directors (and, if one or more Related Persons exist, by a majority of the directors who are not Related Persons); or

o     the holders of at least 80% of our outstanding voting stock.

In addition, the Charter provides that any changes to our By-laws be approved by one of the methods specified above. If any change in the Charter or By-laws was proposed by or on behalf of a Related Person, then approval by the holders of a majority of the outstanding voting stock not held by Related Persons is also required.

      Our Charter and By-laws also provide that our Board shall fix the number of directors and that the Board shall be divided into three classes, each consisting of one-third of the total number of directors (or as nearly as may be possible). Stockholders may not take action by written consent. Meetings of stockholders may be called only by a majority of our directors.

      Stockholder proposals, including director nominations, may be considered at a meeting only if written notice of that proposal is delivered to us from 30 to 60 days in advance of the meeting, or within ten days after notice of the meeting is first given to stockholders.

      DELAWARE ANTI-TAKEOVER LAW

      In general, Section 203 of the Delaware General Corporation Law provides that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an Interested Stockholder), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years after the date the stockholder became an Interested Stockholder unless:

(a) prior to such date, the corporation's Board of Directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or

(b) the corporation's Board of Directors approves the Business Combination and at least two-thirds of the corporation's voting stock (not owned by the Interested Stockholder) authorizes it.

      Section 203 defines "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a greater benefit than other stockholders, including:

o     mergers;

o     certain asset sales;

o     certain issuances of additional shares to the Interested Stockholder;

o transactions with the corporation that increase the proportionate interest of the Interested Stockholder; or

o transactions in which the Interested Stockholder receives certain other benefits.

      These provisions could delay, defer or prevent a change of control. Our stockholders, by adopting an amendment to the Charter or the By-laws, may elect not to be governed by Section 203, which would be effective twelve months after adoption. Neither the Charter nor the By-laws currently excludes us from the restrictions imposed by Section 203.

FIRST CALL CONSENSUS EARNINGS ESTIMATES

      First Call Corporation calculates consensus earnings estimates based on the projections of analysts who cover our company. First Call calculated the following consensus estimates (including the footnotes) as of November 6, 1998.

      We provide these estimates for your information only. Any opinions or forecasts that the analysts have made regarding our performance - and that First Call included in its estimates - represent their opinions or forecasts, not ours. By including these estimates, we do not imply that we endorse or concur with them.

      These consensus estimates are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We cannot assure you that we will achieve the earnings projected or implied by such statements.

      Please refer to "Risk Factors" for certain risks and uncertainties that could cause material variation in our actual results. We undertake no obligation to publicly release any revisions to these forward-looking statements to reflect additional information.

                             FIRST CALL CORPORATION

                          CONSENSUS EARNINGS PER SHARE
                              ESTIMATE SUMMARY (1)

                          Fiscal Year           Fiscal Year
                            1999 (2)                2000

Quarter ended                  --                 $0.37 (4)
June 30

Quarter ended                  --                 $0.40 (4)
September 30

Quarter ended               $0.36 (3)             $0.41 (4)
December 31

Quarter ended               $0.37 (3)             $0.41 (4)
March 31

Fiscal Year                 $1.44 (3)             $1.61 (4)
ended March 31

(1) The First Call consensus 5-year growth rate for us is 15%.

(2) For the calendar year ended December 31, 1999, the consensus annual earnings per share estimate is $1.55. This includes estimates from 3 analysts.

(3) Includes estimates from 15 analysts.

(4) Includes estimates from 14 analysts.


VALIDITY OF COMMON STOCK

      Our counsel, Kirkpatrick & Lockhart LLP, will give an opinion that the shares of Common Stock covered by this Prospectus are valid.

EXPERTS

      The consolidated financial statements of United States Filter Corporation and its subsidiaries as of March 31, 1997 and 1998 and for each of the three years in the period ended March 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, which as to years ended March 31, 1997 and 1996 are based in part on the reports of Ernst and Young LLP, independent auditors, incorporated herein and in the Registration Statement by reference, given upon the authority of said firms as experts in accounting and auditing.

      The consolidated financial statements of The Kinetics Group, Inc. at September 30, 1997 and for each of the two years in the period ended September 30, 1997 incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Memtec Limited as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 incorporated by reference herein have been so incorporated by reference in reliance on the report, issued in the name Price Waterhouse, of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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